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                                                                    Exhibit 12.1

                               ANDREW CORPORATION
             RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                   AS OF OR FOR THE YEAR ENDED SEPTEMBER 30
                                           1999          2000         2001          2002         2003
                                        ---------------------------------------------------------------
Income from Continuing Operations
 Before Income Taxes                      52,134       129,139      101,392        13,070       23,326

Minority Interest (Income) Expense           (88)        1,981       (2,422)         (316)          12
Loss from equity Investments               1,374         3,626          618           134            -
Fixed Charges                              8,861        12,267       11,158         8,824       16,812
                                        --------------------------------------------------------------
ADJUSTED EARNINGS                         62,281       147,013      110,746        21,712       40,150

FIXED CHARGES
Interest Expense                           5,329         8,862        7,413         5,079        5,675
Rent Expense (1)                           3,532         3,405        3,745         3,745        4,678
Preferred Stock Dividend                       -             -                                   6,459
                                        --------------------------------------------------------------
FIXED CHARGES                              8,861        12,267       11,158         8,824       16,812

RATIO OF EARNINGS TO FIXED CHARGES           7.0          12.0          9.9           2.5          2.4

(1) Rent included in this computation consist of one-third of rental expense which Andrew believes to be a conservative estimate of the interest component of rent expense

(2) Fiscal year 2002 includes a fourth quarter charge of $36 million for restructuring